UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. __ )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Raymond James Financial, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

This Amendment No. 1 to Schedule 14A (this “Amendment”) is being filed to amend Raymond James Financial, Inc.’s (the “Company”) definitive proxy statement for its 2016 Annual Meeting of Shareholders (“Proxy Statement”), which was filed with the Securities and Exchange Commission on January 14, 2016. The Amendment supplements the disclosure included in the Proxy Statement relating to Proposal No. 3 to provide additional information regarding the eligible participants in the Company’s A&R Plan and the basis for participation in the Plan.

No other changes have been made to the Proxy Statement or to the matters to be considered by the stockholders. All other items of the Proxy Statement are incorporated herein by reference without change. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings assigned to such terms in the Proxy Statement.

AMENDMENT TO PROXY STATEMENT

In connection with Proposal No. 3 (Approval of the Amended and Restated 2012 Stock Incentive Plan), the information set forth in the first two paragraphs under the caption “Terms and Conditions of Awards” on page 60 of the Proxy Statement is amended by the addition of the bolded text below:

Terms and Conditions of Awards. The A&R Plan provides for the grant of restricted stock, restricted stock units, stock options, dividend equivalent rights, stock appreciation rights and cash awards (collectively referred to as “awards”). The classes of persons who are eligible to participate in the A&R Plan are the directors, employees, and independent contractors of the company and its related entities. Stock options granted under the A&R Plan may be either incentive stock options under the provisions of Section 422 of the Code, or non-qualified stock options. Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to our employees, independent contractors and directors, or to employees, independent contractors and directors of our related entities. As of February 18, 2016, we expect that eleven directors will be eligible to participate in the A&R Plan, and approximately 11,000 employees and 3,950 independent contractors will be eligible to receive awards under the A&R Plan. To the extent that the aggregate fair market value of the shares subject to stock options designated as incentive stock options which become exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess stock options shall be treated as non-qualified stock options. Under the A&R Plan, awards may be granted to such employees, independent contractors or directors who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time. Each award granted under the A&R Plan shall be designated in an award agreement.

The basis for participation in the A&R Plan is the Administrator’s decision, in its sole discretion, that an award to an eligible participant will further the Plan’s purposes. In exercising its discretion, the Administrator will consider the recommendations of management and the purposes of the A&R Plan, which are to attract and retain the best available personnel, to provide additional incentives to employees, directors, and independent contractors and to promote the success of the Company’s business. Under the 2012 Plan, in most cases, awards have been structured to vest solely over time in order to help retain the recipients. In addition, the Administrator may also make performance-based awards that will vest over time but only upon achievement of one or more performance criteria, which may include the performance criteria set out in the A&R Plan that are discussed below under “Section 162(m) of the Code.” In recent years, all eligible directors and less than 10% of employees and 7% of independent contractors have received awards under the 2012 Plan. Subject to applicable laws, the Administrator has the authority, in its discretion, to select employees, independent contractors and directors to whom awards may be granted from time to time, to determine whether and to what extent awards are granted, to determine the number of shares or the amount of other consideration to be covered by each award (subject to the limitations set forth below), to approve award agreements for use under the A&R Plan, to determine the terms and conditions of any award (including the vesting schedule applicable to the award), to amend the terms of any outstanding award granted under the A&R Plan (subject to the limitations described above), to construe and interpret the terms of the A&R Plan and awards granted, to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions, to establish or cause to be established a trust for the purpose of purchasing shares on the open market, holding such shares and using such shares to satisfy the Company’s obligations with respect to grants of restricted stock units to participants resident in Canada, and to take such other actions, not inconsistent with the terms of the A&R Plan, as the Administrator deems appropriate.

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